UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 30, 2008 (January 29, 2008)
Fremont General Corporation
(Exact name of registrant as specified in its charter)

Nevada	001-08007	95-2815260

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2425 Olympic Boulevard, 3rd Floor,
Santa Monica, California	90404

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 315-5500
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On January 29, 2008, the Board of Directors of Fremont General Corporation (the “Corporation”) approved the amendment and restatement of the following sections of the Corporation’s Amended and Restated Bylaws (“Bylaws”):
     Article I—Section 1 of the Bylaws provides for the location of the principal executive office of the Corporation. The amendment provides for a change in the location of the principal executive office of the Corporation to 2727 East Imperial Highway, Brea, CA 92821. The change is effective February 1, 2008, and replaces the prior principal executive office located at 2425 Olympic Boulevard, 3rd Floor, Santa Monica, California.
     Article III—Section 7 of the Bylaws provides for regular meetings of the Board of Directors. The amendment changes the timing for regular meetings of the Board of Directors from quarterly meetings to having monthly meetings that are held without call on the fourth Tuesday of each month; provided, however, that if the day falls on a legal holiday, then such meeting will be held at the same time on the next day. This amendment was effective immediately upon approval by the Board of Directors.
     Article IV of the Bylaws sets forth the officers of the Corporation and generally describes their duties, roles and responsibilities. The amendments to Article IV of the Bylaws revise the Corporation’s officer descriptions for “Chairman of the Board,” “Vice Chairman,” “President, “Treasurer,” “Cashier”, as well as add descriptions for the “Chief Executive Officer” and “Chief Financial Officer,” all of which are consistent with the Corporation’s new management structure. These amendments were effective immediately upon approval by the Board of Directors.
     The description of the amendments to the Bylaws contained in this Current Report on Form 8-K are qualified in their entirety by reference to the full text of such amendments, a copy of which is attached hereto as Exhibit 3.2 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

3.2	Amendments to the Bylaws

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fremont General Corporation
January 30, 2008	By:	/s/ Stephen H. Gordon
		Name:	Stephen H. Gordon
		Title:	Chairman and Chief Executive Officer